UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 11, 2018

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive, Sunnyvale, CA 94089
(Address of principal executive offices, zip code)

(408) 548-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Directors or Certain Officers
Effective January 11, 2018, Jerry S. Rawls resigned as the Chief Executive Officer of Finisar Corporation (the “Company”) and as Chairman of the Board of Directors (the “Board”), effective immediately. Mr. Rawls remains a member of the Board. It is expected that the Company and Mr. Rawls will enter into an agreement in connection with this resignation as described under Item 5.02(e) below.
(c) Appointment of Certain Officers
Effective January 11, 2018, Michael Hurlston was appointed as the Company’s Chief Executive Officer. The Company has entered into an offer letter with Mr. Hurlston on January 11, 2018 as described under Item 5.02(e) below.
(d) Appointment of New Directors
Effective January 11, 2018, the Board appointed Mr. Hurlston as a Class III member of the Board to serve until the 2020 annual meeting of stockholders. Following the appointment of Mr. Hurlston, the Board consists of eight directors who are elected to staggered three-year terms. Mr. Hurlston will not receive additional compensation for his services as a director on the Board. Mr. Hurlston will enter into the Company’s standard indemnification agreement made available to all of the Company’s officers and directors.
Effective January 11, 2018, Robert N. Stephens was named Chairman of the Board.
(e) Compensation of Certain Officers
In connection with his appointment as Chief Executive Officer, Mr. Hurlston entered into an offer letter with the Company that provides for him to receive an annual base salary of $700,000, to have a target annual bonus opportunity of 115% of his base salary, and to be eligible to participate in the Company’s employee benefit plans on generally the same terms as the Company’s other senior executive officers. He will also be granted an option to purchase 740,000 shares of the Company’s common stock (with 20% of the option to vest after one year and the remaining 80% to vest in quarterly installments over a period of approximately three and one-half years thereafter) and an award of restricted stock units with a value on the grant date of $3 million (such award to be converted into units based on the closing price of the Company’s common stock on the grant date and to vest in four annual installments following the grant date). In general, if Mr. Hurlston’s employment is terminated by the Company without cause or by him for good reason, he would be entitled to 12 months’ base salary as severance, reimbursement by the Company of his COBRA premiums for up to 12 months, and, if such a termination occurs within one year after his start date with the Company, accelerated vesting of 20% of his option grant and 25% of his restricted stock unit award, each as described above. However, if such an involuntary termination of his employment occurs within 90 days before, or within 18 months after, a change in control of the Company, he would instead be entitled to the severance benefits provided under the Company’s Executive Retention and Severance Plan (generally, two years’ base salary as severance, Company reimbursement of COBRA premiums for up to 24 months, full acceleration of all outstanding equity awards granted by the Company, and a one-year period in which to exercise vested options following the termination date). Mr. Hurlston’s employment with the Company is at-will, and his offer letter does not include any specified term.
In connection with Mr. Rawls’ resignation, it is expected that the Company and Mr. Rawls will enter into a separation and release agreement on the following terms. Mr. Rawls will be entitled to receive a cash severance payment of $300,000 in a lump sum, and each of Mr. Rawls’ outstanding and unvested awards of restricted stock units granted by the Company will be fully vested. Commencing in June 2018 and subject to his continued service on the Board, Mr. Rawls will be compensated under the Company’s compensation policy for non-employee members of the Board. Mr. Rawls’ separation agreement will include a general release of claims by Mr. Rawls in favor of the Company.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2018	Finisar Corporation
By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel